QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Realty Income Corporation:

        We consent to the use of our reports dated February 14, 2013, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, the related financial statement Schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2012, all incorporated by reference herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

San Diego, California
February 20, 2013

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm